Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 18, 2024, certain subsidiaries of the Company (the “CHS Selling Entities”) entered into a definitive asset purchase agreement, as amended (the “Purchase Agreement”), with Hamilton Health Care System, Inc. and certain of its affiliates (collectively, “Purchaser”), providing for the sale of substantially all of the assets, and the assumption of certain liabilities, related to the general acute care hospital known as Tennova Healthcare – Cleveland, together with certain related businesses (collectively, the “Facilities”), located in Cleveland, Tennessee (the transactions contemplated by the Purchase Agreement, the “Transactions”). On August 1, 2024, the Transactions were completed pursuant to the terms of the Purchase Agreement. The base purchase price paid to the Company in connection with the Transactions at a preliminary closing on July 31, 2024, after giving effect to estimated working capital and purchase price adjustments, was approximately $160 million in cash (subject to a post-closing working capital adjustment). In addition to the base purchase price set forth above, the Purchase Agreement provides that the Purchaser is required to pay additional cash consideration to the CHS Selling Entities following the closing of the Transactions in an amount, if any, to be determined based on additional supplemental payments that may be realized by the Purchaser and the Facilities following the closing of the Transactions as a result of the potential modification to supplemental reimbursement programs as more specifically provided in the Purchase Agreement. The base purchase price received by the CHS Selling Entities as noted above at the preliminary closing on July 31, 2024, did not include any additional cash consideration that the Company may receive contingent upon such potential modifications to certain supplemental reimbursement programs in accordance with the terms of the Purchase Agreement.

The Company has determined that the operations of the Facilities that was divested in the Transactions do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transactions had occurred as of June 30, 2024. The estimated gain/(loss) on sale in connection with the Transactions is reflected in the unaudited pro forma condensed balance sheet within retained earnings.

The accompanying unaudited pro forma condensed consolidated statements of loss for the six months ended June 30, 2024 and the year ended December 31, 2023 (collectively the “Pro Forma Periods”) include certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transactions had occurred on January 1, 2023. The amounts included in the historical columns represent the Company’s historical balance sheet and statements of loss for the respective Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transactions, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transactions on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the three and six months ended June 30, 2024, included in the Company’s Quarterly Report on Form 10-Q filed on July 25, 2024, and the Company’s financial statements for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed on February 21, 2024.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	June 30, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$39	$160	a	$199
Patient accounts receivable	2,195	-		2,195
Supplies	337	-		337
Prepaid income taxes	92	(17)	c	75
Prepaid expenses and taxes	244	-		244
Other current assets	292	(7)	b	285
Total current assets	3,199	136		3,335
Property and equipment	9,594	-		9,594
Less accumulated depreciation and amortization	(4,372)	-		(4,372)
Property and equipment, net	5,222	-		5,222
Goodwill	3,972	-		3,972
Deferred income taxes	29	-		29
Other assets, net	1,989	(161)	b	1,828
Total assets	$14,411	$(25)		$14,386

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$27	$-		$27
Current operating lease liabilities	114	-		114
Accounts payable	896	-		896
Accrued liabilities:
Employee compensation	499	-		499
Accrued interest	258	-		258
Other	378	(8)	b	370
Total current liabilities	2,172	(8)		2,164
Long-term debt	11,504	-		11,504
Deferred income taxes	351	(10)	c	341
Long-term operating lease liabilities	542	-		542
Other long-term liabilities	721	-		721
Total liabilities	15,290	(18)		15,272
Redeemable noncontrolling interests in equity of consolidated subsidiaries	324	(4)	f	320
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,190	-		2,190
Accumulated other comprehensive loss	(13)	-		(13)
Accumulated deficit	(3,619)	-	d	(3,619)
Total Community Health Systems, Inc. stockholders’ deficit	(1,441)	-		(1,441)
Noncontrolling interests in equity of consolidated subsidiaries	238	(3)	f	235
Total stockholders’ deficit	(1,203)	(3)		(1,206)
Total liabilities and stockholders’ deficit	$14,411	$(25)		$14,386

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Six Months Ended June 30, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$6,279	$(98)	e	$6,181
Operating costs and expenses:
Salaries and benefits	2,696	(45)	e	2,651
Supplies	969	(15)	e	954
Other operating expenses	1,727	(27)	e	1,700
Lease cost and rent	151	(2)	e	149
Depreciation and amortization	241	(5)	e	236
Impairment and (gain) loss on sale of businesses, net	27	-		27
Total operating costs and expenses	5,811	(94)	e	5,717
Income from operations	468	(4)		464
Interest expense, net	426	-		426
Gain from early extinguishment of debt	(26)	-		(26)
Equity in earnings of unconsolidated affiliates	(4)	-		(4)
Income before income taxes	72	(4)		68
Provision for income taxes	52	(1)	c	51
Net income	20	(3)		17
Less: Net income attributable to noncontrolling interests	75	-		75
Net loss attributable to Community Health Systems,
Inc. stockholders	$(55)	$(3)		$(58)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(0.42)			$(0.44)
Diluted	$(0.42)			$(0.44)
Weighted-average number of shares outstanding:
Basic	132			132
Diluted	132			132

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Year Ended December 31, 2023
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,490	$(188)	e	$12,302
Operating costs and expenses:
Salaries and benefits	5,415	(85)	e	5,330
Supplies	1,993	(28)	e	1,965
Other operating expenses	3,388	(51)	e	3,337
Lease cost and rent	319	(5)	e	314
Depreciation and amortization	505	(10)	e	495
Impairment and (gain) loss on sale of businesses, net	(87)	(7)	d	(94)
Total operating costs and expenses	11,533	(186)		11,347
Income from operations	957	(2)		955
Interest expense, net	830	-		830
Gain from early extinguishment of debt	(72)	-		(72)
Equity in earnings of unconsolidated affiliates	(8)	-		(8)
Income before income taxes	207	(2)		205
Provision for income taxes	191	(2)	c, d	189
Net income	16	-		16
Less: Net income attributable to noncontrolling interests	149	-		149
Net loss attributable to Community Health Systems,
Inc. stockholders	$(133)	$-		$(133)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(1.02)			$(1.02)
Diluted	$(1.02)			$(1.02)
Weighted-average number of shares outstanding:
Basic	130			130
Diluted	130			130

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents cash consideration received from the sale of the Facilities of approximately $160 million.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Facilities.
c)
Adjustments represent the impact to income taxes associated with the sale of the Facilities. The benefit for the six months ended June 30, 2024 relates to the elimination of revenues, costs and expenses set forth in Note (e). For the twelve months ended December 31, 2023, a benefit of approximately $9 million related to the elimination of revenues, costs and expenses set forth in Note (e) is offset by income tax expense of approximately $7 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $7 million pre-tax gain ($0 after tax) on sale of the Facilities calculated as follows:

Cash received	$160
Less: Carrying value of the Facilities	(58)
Less: Goodwill allocated to sale of the Facilities	(95)
Pro forma gain before income taxes	7
Provision for income taxes	(7)
Pro forma net gain/(loss) on sale of the Facilities	$-

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Facilities. Adjustments do not include certain general corporate overhead costs previously allocated to the Facilities that will have a continuing effect on the Company post-closing.
f)
Adjustments represent the elimination of appropriately $4 million of redeemable noncontrolling interests and $3 million of noncontrolling interests attributable to the Facilities.